Exhibit 99.1

For Immediate Release

Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer and Treasurer

(919) 941-9777, Extension 267

Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

- Q3 2009 Revenue Increased by 26% over Q3 2008 -

- Cash & Investments Balance Increased with Recent $115 Million Equity Financing -

DURHAM, NC - November 5, 2009 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the third quarter ended September 30, 2009, reporting a net loss of $8.5 million or ($0.12) per common share.

Total revenue for the third quarter of 2009 was $25.2 million, as compared to $20.0 million for the third quarter of 2008, reflecting an increase of 26%. Revenue from AZASITE® (azithromycin ophthalmic solution) 1% totaled $9.0 million in the third quarter of 2009, an increase of 92% compared to $4.7 million in the third quarter of 2008. Inspire estimates that approximately $1.0 - $1.5 million of third quarter 2009 AZASITE revenue was associated with hospital usage of AZASITE as a substitute therapy during a temporary supply shortage of erythromycin ophthalmic ointment (0.5%).

Total product co-promotion and royalty revenue for the third quarter of 2009 was $16.1 million, comprised of co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% and royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05%, as compared to $15.2 million in the third quarter of 2008. Royalty revenue from RESTASIS was $9.4 million and co-promotion revenue from ELESTAT was $6.7 million, as compared to $7.8 million and $7.4 million, respectively, recognized in the third quarter of 2008. In addition, the Company has deferred $1.2 million of revenue from net sales of ELESTAT from the first nine months of 2009. Under the co-promotion agreement for ELESTAT, Inspire is entitled to a percentage of net sales based upon predetermined calendar year net sales target levels. A portion of ELESTAT co-promotion revenue has been recorded as deferred revenue until the Company has achieved its 2009 annual minimum net sales target level. All deferred revenue is expected to be recognized by the end of 2009 when the annual minimum net sales target level is achieved.

Total revenue for the nine months ended September 30, 2009 was $62.5 million and represented

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a 21% increase over the total revenue of $51.6 million for the same period in 2008. Total revenue for the nine months ended September 30, 2009 was comprised of $39.7 million of co-promotion and royalty revenue on net sales of RESTASIS and ELESTAT and $22.8 million of AZASITE revenue, as compared to $39.3 million and $11.1 million, respectively, recognized for the nine months ended September 30, 2008.

Operating expenses for the third quarter of 2009 totaled $33.1 million, as compared to $29.0 million for the same period in 2008. The increase in third quarter 2009 operating expenses, as compared to 2008, was primarily due to higher research and development expenses associated with ongoing programs, specifically the cystic fibrosis program that included recognizing a $3.3 million milestone payable to Yamasa Corporation upon entering into a technology license agreement to enable a two-supplier strategy for denufosol tetrasodium.

Operating expenses for the nine months ended September 30, 2009 were $98.0 million, as compared to $92.4 million for the same period in 2008. The increase in nine-month 2009 operating expenses, as compared to 2008, was primarily due to increased research and development expenses associated with ongoing programs, as well as restructuring charges that occurred with the elimination of preclinical and drug discovery activities in the first quarter of 2009. Additionally, increases in cost of goods sold were the direct result of increased AZASITE sales volume, while sales and marketing expenses decreased.

For the third quarter ended September 30, 2009, Inspire reported a net loss of $8.5 million, or ($0.12) per common share, as compared to a net loss of $9.6 million, or ($0.17) per common share, for the same period in 2008. The net loss for the nine months ended September 30, 2009 was $37.4 million, or ($0.61) per common share, as compared to a net loss of $41.9 million, or ($0.74) per common share for the same period in 2008. Cash, cash equivalents and investments totaled $140.3 million at September 30, 2009, reflecting a $67.3 million increase in cash and investments from December 31, 2008 as a result of the Company’s recently completed public offering. Excluding the net proceeds from the public offering, the Company utilized approximately $11.3 million of cash in the third quarter for its operations.

Christy L. Shaffer, Ph.D., President and Chief Executive Officer of Inspire, stated, “The first nine months of 2009 have been extremely productive. First, we generated double-digit revenue growth this quarter as compared to the third quarter of 2008. Second, our four ongoing clinical trials are progressing well with three of the trials having recently completed patient enrollment and results anticipated from all of these programs within eighteen months. Finally, as a result of our recent financing, Inspire is now well-positioned to progress our three late-stage clinical programs.”

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Telephone 919.941.9777    —    Fax 919.941.9797

Recent updates include (July 1, 2009 through November 5, 2009):

Ophthalmic Research & Development

•

Announced patient enrollment has been completed in the PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% Phase 3 dry eye clinical trial (Trial 03-113); top-line results are expected in the first quarter of 2010;

•

Continued progress in the Phase 2 AZASITE for blepharitis program and announced patient enrollment has been completed in the four-week trial (Trial 044-102) and 250 of a targeted 300 patients have been enrolled in the two-week trial (Trial 044-101); complete enrollment in the two-week trial is expected in the first quarter of 2010; and

•	Announced top-line results from two Phase 1, proof-of-concept glaucoma trials.

Pulmonary Research & Development

•	Announced patient enrollment has been completed in the denufosol tetrasodium Phase 3 cystic fibrosis clinical trial, TIGER-2 (Trial 08-110); top-line results are expected in the first quarter of 2011;

•

Entered into a technology license agreement with Yamasa Corporation to facilitate the transfer of the current denufosol manufacturing technology, including intellectual property, to an additional manufacturer and enable a two-supplier strategy for denufosol;

•	Presented data from the cystic fibrosis program in a poster presentation at the 23rd Annual North American Cystic Fibrosis Conference; and

•	Received the North Carolina Health & Life Sciences Award in the category of “Breakthrough Research” for the denufosol cystic fibrosis program.

Sales and Marketing

•	Increased third quarter 2009 AZASITE prescription volume by approximately 50% as compared to the third quarter of 2008; and

•

Increased production of AZASITE in response to a temporary supply shortage of erythromycin ophthalmic ointment (0.5%), which is a macrolide antibiotic routinely used in neonates for prophylaxis of ophthalmia neonatorum, a form of bacterial conjunctivitis that may be contracted by newborns during delivery.

Corporate

•

Completed a public offering in August 2009 of 25.6 million shares of common stock at $4.50 per share, resulting in net proceeds of $109 million, after deducting underwriting discounts and estimated offering expenses, and 82.3 million common stock shares outstanding as of September 30, 2009;

•

In July 2009, Inspire announced that Christy L. Shaffer, Ph.D., President and CEO, informed the Board of Directors that she plans to step down once a successor is in place; based on Dr. Shaffer’s plan, Inspire's Board initiated an external CEO search;

•	Dr. Shaffer received the Breath of Life Award, which is the most important recognition awarded to an individual or a company by the Cystic Fibrosis Foundation (CFF) for

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extraordinary commitment and contributions to support the work of the CFF; and

•	Thomas R. Staab, II, Chief Financial Officer (CFO) and Treasurer, was named CFO of the Year in the Small Public Company category in Triangle Business Journal’s 2009 CFO of the Year Award program.

Financial Outlook for 2009

Based upon current AZASITE, ELESTAT and RESTASIS trends, Inspire expects to record 2009 aggregate revenue in the range of $80-$90 million. Total 2009 operating expenses are expected to be in the range of $120-$135 million. Cost of sales, which includes the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $8-$13 million. Total estimated selling and marketing, general and administrative, and research and development expenses are estimated to be in the range of $45-$50 million, $14-$18 million and $50-$60 million, respectively. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Operating cash utilization in 2009, excluding the net proceeds from the public offering, is expected to be in the range of $50-$65 million, which incorporates $18 million of principal repayment on the Company’s outstanding debt.

Inspire will host a conference call and live webcast to discuss its third quarter 2009 financial results on Thursday, November 5, 2009 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 34680016. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until November 19, 2009. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 34680016.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye and denufosol tetrasodium for cystic fibrosis, which are both in Phase 3 development and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the extent to which the 2009 annual minimum net sales

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Telephone 919.941.9777    —    Fax 919.941.9797

target of ELESTAT is achieved; the Company’s ability to recognize all deferred ELESTAT revenues by the end of 2009; the Company’s ability to have results from all of its late-stage clinical programs within 18 months; the Company’s ability to announce top-line results in the first quarter of 2010 with respect to the PROLACRIA Phase 3 dry eye clinical trial, complete enrollment in the two-week AZASITE blepharitis trial in the first quarter of 2010, and announce top-line results in the first quarter of 2011 with respect to the denufosol tetrasodium Phase 3 cystic fibrosis study, TIGER-2; the amount of revenues derived from AZASITE and ELESTAT as a result of the Company’s commercial efforts; the level of royalty payments received from Allergan with respect to net sales of RESTASIS; 2009 aggregate revenues; 2009 total operating expenses; 2009 cost of sales, including the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated; total 2009 selling and marketing expenses; total 2009 general and administrative expenses; total 2009 research and development expenses; total 2009 stock-based compensation costs; operating cash utilization by the Company in 2009, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and Inspire’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008
Revenues:

Product sales, net	$9,041	$4,721	$22,814	$11,076

Product co-promotion and royalty	16,127	15,231	39,736	39,313

Collaborative research and development	—	—	—	1,250

Total revenue	25,168	19,952	62,550	51,639

Operating expenses:

Cost of Sales	3,032	1,624	7,277	4,274

Research and development	15,300	9,796	41,124	34,401

Selling and marketing	11,323	13,817	36,132	42,937

General and administrative	3,410	3,748	11,463	10,787

Restructuring	35	—	2,014	—

Total operating expenses	33,100	28,985	98,010	92,399

Loss from operations	(7,932)	(9,033)	(35,460)	(40,760)

Other income (expense):

Interest income	151	534	470	2,431

Interest expense	(712)	(1,120)	(2,421)	(3,565)

Other income (expense), net	(561)	(586)	(1,951)	(1,134)

Net loss	$(8,493)	$(9,619)	$(37,411)	$(41,894)

Basic and diluted net loss per common share	$(0.12)	$(0.17)	$(0.61)	$(0.74)

Weighted average common shares used in computing basic and diluted net loss per common share	71,168	56,621	61,564	56,592

4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	September 30, 2009	December 31, 2008
Cash, cash equivalents and investments	$140,268	$72,966
Trade receivables	20,358	16,544
Inventories, net	1,417	689
Total assets	185,801	114,224
Working capital	90,599	52,512
Deferred revenue	1,219	—
Debt, including current portion	29,920	43,605
Total stockholders’ equity	120,151	44,387
Shares of common stock outstanding	82,300	56,672

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4222 Emperor Boulevard, Suite 200    —    Durham, North Carolina 27703

Telephone 919.941.9777    —    Fax 919.941.9797